EXHIBIT 99.2

CERTIFICATE OF

CHIEF FINANCIAL OFFICER

OF

DOBSON COMMUNICATIONS CORPORATION

I, Bruce R. Knooihuizen, Chief Financial Officer of Dobson Communications Corporation (the “Company”), hereby certify that to the best of his knowledge the amended quarterly report of the Company on Form 10-Q/A for its fiscal quarter ended March 31, 2002, to which this Certificate is appended as an exhibit (the “Report”):

      a.   complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

      b.   the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at March 31, 2002, and the results of the Company’s operations for the three-month period ended March 31, 2002.

August 6, 2002	/s/ BRUCE R. KNOOIHUIZEN

Bruce R. Knooihuizen Executive Vice President and Chief Financial Officer